Filed Pursuant to Rule 424(b)(3) and Rule 424(b)(7)
File Number 333-166475

Calculation of Registration Fee

		Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate	Registration
Securities Offered	Registered(1)	Offering Price	Fee(1)

Common Stock, par value $0.01 per share	3,000,000	$253,725,000	$18,090.59

(1)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

Prospectus Supplement to Prospectus dated May 3, 2010.

3,000,000 Shares

Greenhill & Co., Inc.

Common Stock

All of the shares of our common stock in this offering are being sold by the selling stockholders identified in this prospectus supplement. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “GHL”. The last reported sale price of our common stock on May 3, 2010 was $88.86 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 6 of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholders at a price of $84.45 per share, which will result in $253,350,000 of proceeds to the selling stockholders.

Goldman, Sachs & Co. may offer the common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Upon completion of this offering, our employees and their affiliated entities will collectively own 15.7% of the total shares of our common stock outstanding.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on May 6, 2010.

Goldman, Sachs & Co.

Prospectus Supplement dated May 3, 2010.

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different information, and take no responsibility for any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement. The terms “Greenhill”, “the firm”, “we”, “us”, and “our” refer to Greenhill & Co., Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part, the accompanying prospectus, gives more general information about the securities that we or certain of our stockholders may offer from time to time. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

The terms “Greenhill”, the “Company”, “the firm”, “we”, “us”, and “our” refer to Greenhill & Co., Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our common stock discussed in the incorporated documents.

Greenhill

Overview

Greenhill is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. We act for clients located throughout the world from our offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

We also manage merchant banking funds and similar vehicles, although in the fourth quarter of 2009 we announced our intention to separate from our merchant banking business in order to focus entirely on our financial advisory business going forward. In connection with that decision we transferred certain assets of our merchant banking business (including the right to raise successor funds) to certain of our employees engaged in that business. After a transition period our merchant banking funds will be managed by affiliates of GCP Capital Partners Holdings LLC, which is principally owned by Robert H. Niehaus, Chairman and founder of Greenhill Capital Partners, LLC (with no ownership by the firm).

We were established in 1996 by Robert F. Greenhill, the former President of Morgan Stanley and former Chairman and Chief Executive Officer of Smith Barney. Since our founding, Greenhill has grown steadily, recruiting a number of managing directors from major investment banks (as well as senior professionals from other institutions), with a range of geographic, industry and transaction specialties as well as different sets of corporate management and other relationships. As part of this expansion, we opened a London office in 1998, opened a Frankfurt office in 2000 and began offering financial restructuring advice in 2001. On May 11, 2004, we converted from a limited liability company to a corporation, and completed an initial public offering of our common stock. We opened our Dallas office in 2005 and our Toronto office in 2006. In 2008, we opened offices in Chicago, San Francisco and Tokyo, and we entered the fund placement advisory business. We opened our Houston and Los Angeles offices in the summer of 2009.

In our merchant banking business, we raised our first U.S. fund in 2000 and our second U.S. merchant banking fund in 2005. We raised our first venture capital fund in 2006 and our first European merchant banking fund in 2007. We completed the initial public offering of our special purpose acquisition company, GHL Acquisition Corp., in 2008, and that entity merged with Iridium Communications, Inc. in 2009. As noted above, after a transition period, management of our active funds will transfer to subsidiaries of GCP Capital Partners Holdings LLC. We will retain our existing principal investments in the merchant banking funds and intend to liquidate those investments over time.

On March 22, 2010, we announced the formation of a new Real Estate Fund Placement Advisory Group with the hiring of four experienced managing directors to complement our existing Fund Placement Advisory Group.

On April 1, 2010, we completed our acquisition of Caliburn Partnership Pty Limited (“Caliburn”), an Australian-based independent financial advisory firm. We acquired Caliburn from Caliburn’s founding partners in exchange for shares of Greenhill common stock plus shares of convertible preferred stock (the “Performance Stock”), which will convert into further shares of our common stock subject to the satisfaction of certain conditions as described further in “Description of Capital Stock — Preferred Stock”.

As of April 23, 2010, we employed 68 managing directors and 10 senior advisors globally, including 7 managing directors dedicated to the merchant banking business, and we employed 334 employees, including 28 employees dedicated to the merchant banking business.

Principal Sources of Revenue

Our principal sources of revenue are financial advisory services and merchant banking.

Financial Advisory Revenue

Our financial advisory business consists of mergers and acquisitions, financing advisory and restructuring, and fund placement advisory. For all of our financial advisory services, we draw on the extensive experience, corporate relationships and industry expertise of our managing directors and senior advisors.

On mergers and acquisitions engagements, we provide a broad range of advice to global clients in relation to domestic and cross-border mergers, acquisitions, and similar corporate finance matters and are generally involved at each stage of these transactions, from initial structuring to final execution. Our focus is on providing high-quality advice to senior executive management and boards of directors of prominent large and mid-cap companies in transactions that typically are of the highest strategic and financial importance to those companies. We advise clients on strategic matters, including acquisitions, divestitures, defensive tactics, special committee assignments and other important corporate events. We provide advice on valuation, tactics, industry dynamics, structuring alternatives, timing and pricing of transactions, and financing alternatives. Where requested to do so, we may provide an opinion regarding the fairness of a transaction.

In our financing advisory and restructuring practice, we advise debtors, creditors and companies experiencing financial distress as well as potential acquirers of distressed companies and assets. We provide advice on valuation, restructuring alternatives, capital structures, and sales or recapitalizations. We also assist those clients who seek court-assisted reorganizations by developing and seeking approval for plans of reorganization as well as the implementation of such plans.

In our fund placement advisory practice we assist private equity and real estate funds and other financial sponsors in raising capital from a global set of institutional and other investors.

Financial advisory revenues accounted for 75%, 72% and 98% of our total revenues in the three months ended March 31, 2010 and in fiscal years 2009 and 2008, respectively. Non-U.S. clients are a significant part of our business, generating 35%, 35% and 47% of our financial advisory revenues for the three months ended March 31, 2010 and in fiscal years 2009 and 2008, respectively. We generate revenues from our financial advisory services by charging our clients fees consisting principally of fees paid upon the commencement of an engagement, fees paid upon the announcement of a transaction, fees paid upon the successful conclusion of a transaction or closing of a fund and, in connection principally with restructuring assignments, monthly retainer fees.

Merchant Banking and Other

Our merchant banking activities consist primarily of management of and investment in Greenhill’s merchant banking funds, Greenhill Capital Partners I (or “GCP I”), Greenhill Capital Partners II (or “GCP II”, and collectively with GCP I, “Greenhill Capital Partners” or “GCP”), Greenhill SAV Partners (or “GSAVP”) and Greenhill Capital Partners Europe (or “GCP Europe”), which are families of merchant banking funds that invest in portfolio companies. Merchant banking funds are private investment funds raised from contributions by qualified institutional investors and financially sophisticated individuals. The funds generally make investments in non-public companies, typically with a view toward divesting such investments within 3 to 5 years. On December 22, 2009, in connection with our plan to exit from the merchant banking business, we announced that we had transferred certain assets relating to our merchant banking business to Robert H. Niehaus, the chairman and founder of Greenhill Capital Partners, and V. Frank Pottow, a member of the Investment Committee of Greenhill Capital Partners, for 289,050 shares of Greenhill common stock. Following a transition period which is expected to end in December 2010 in the case of GCP, a new, independent firm, GCP Capital Partners Holdings LLC, formed by Messrs. Niehaus and Pottow will take over the management of our merchant banking funds. The firm will retain its existing investments in the merchant banking funds. Merchant banking and other revenue accounted for 25%, 28% and 2% of our revenues for the three months ended March 31, 2010 and in fiscal years 2009 and 2008, respectively. We generate merchant banking revenue from (i) management fees paid by the funds we manage, (ii) gains (or losses) on our investments in the merchant banking funds and (iii) merchant banking profit overrides. We generate other investment revenue from gains (or losses) on other principal investment activities, principally Iridium Communications, Inc., and from interest income. During 2009 we recognized revenue of $42.2 million from our investment in Iridium and $21.8 million from the sale of certain assets of our merchant banking business.

We charge management fees in GCP II, GSAVP and GCP Europe to all investors except the firm. In GCP I, we charge management fees to all outside investors who are not employed or affiliated with us. We may also generate gains (or losses) from our capital investment in our merchant banking funds depending upon the performance of the funds. Our investments in our merchant banking funds generate realized and unrealized investment gains (or losses) based on our allocable share of earnings generated by the funds. As the general partner of our merchant banking funds, we make investment decisions for the funds and are entitled to receive an override on the profits of the funds after certain performance hurdles are met. As a result of our plan to exit the merchant banking business the fees we generate from the management of outside capital in our merchant banking funds will decline over time, and the percentage of any merchant banking profit overrides on investments made by the merchant banking funds after January 1, 2010, to which the firm would be entitled if any such overrides were to be realized, will be reduced from 10 out of 20 points to 1 out of 20 points.

The firm has committed $87.6 million, or approximately 10% of the fund’s capital, to GCP II. The firm has committed $10.9 million, or approximately 11% of the fund’s capital, to GSAVP and $40.4 million (or £25 million), or approximately 13% of the fund’s capital, to GCP Europe. As of March 31, 2010, GCP II, GSAVP and GCP Europe had drawn approximately 91%, 56%, and 51% of their committed capital, respectively. In addition, the firm has agreed to commit $5.0 million to a successor fund to GCP II and $2.5 million to a successor fund to GSAVP, subject to certain conditions, payable over five years from the date of inception of each fund.

In February 2008 we completed the initial public offering of units in our subsidiary GHL Acquisition Corp. (which we refer to as “GHLAC”), a blank check company. In September 2009 GHLAC completed its acquisition of Iridium Holdings LLC. The combined company was renamed Iridium Communications Inc. (“Iridium”). Effective upon the completion of the acquisition of Iridium we valued our investment at its public market price discounted for legal and contractual restrictions on sale. At March 31, 2010, the firm owned 8,924,016 common shares of Iridium (“Iridium Common Stock”) (NASDAQ — IRDM) and warrants to purchase 4,000,000 additional shares of Iridium Common Stock at $11.50 per share (“Iridium $11.50 Warrants”) (NASDAQ — IRDMZ), or approximately 12% of the Iridium Common Stock on a fully diluted basis.

Our principal executive offices are located at 300 Park Avenue, 23rd Floor, New York, New York 10022, and our telephone number is (212) 389-1500. We maintain a website at www.greenhill.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	3,000,000 shares

Common stock outstanding after this offering(1)	29,453,976 shares

Voting rights	One vote per share

Use of proceeds	We will not receive any proceeds from this offering.

Dividend policy	In January 2010, our Board of Directors declared a dividend of $0.45 per share, which was paid on March 17, 2010 to stockholders of record as of March 3, 2010; in April 2010, our Board of Directors declared a dividend of $0.45 per share, which is payable on June 16, 2010 to stockholders of record as of June 2, 2010. Purchasers of common stock in this offering will be entitled to receive the declared and unpaid dividend on June 16, 2010 if they are stockholders of record as of June 2, 2010. The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings and capital requirements and to the discretion of our Board of Directors. For a discussion of the factors that will affect the determination by our Board of Directors to declare dividends, see “Dividend Policy”.

New York Stock Exchange symbol	GHL

(1)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding at May 3, 2010; and excludes:

•	132,955 non-voting exchangeable shares, which are exchangeable into the same number of shares of common stock of the Company, subject to certain conditions;

•	1,099,877 convertible preferred shares, which are convertible, subject to anti-dilution adjustments, into the same number of shares of common stock (“Performance Stock”); and

•	2,911,159 unvested restricted stock units, which vest over time (and, in some cases, are subject to the achievement of performance targets) and represent a right to a future payment equal to one share of common stock per restricted stock unit.

Except as otherwise indicated, all amounts with respect to the volume, number and market share of mergers and acquisitions transactions and related ranking information incorporated by reference into this prospectus supplement or the accompanying prospectus have been derived from information compiled and classified by Thomson Financial.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended December 31, 2009;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

(c) Current Reports on Form 8-K filed on March 17, 2010, April 1, 2010, including Exhibits 2.1, 3.1 and 3.2 thereto, April 22, 2010 (except Item 2.02), and May 3, 2010, including all exhibits thereto;

(d) Proxy Statement on Schedule 14A filed on March 11, 2010 (those portions incorporated by reference into our Annual Report on Form 10-K only); and

(e) Registration Statement on Form 8-A dated April 20, 2004.

You may request a copy of these filings at no cost, by writing or telephoning:

Investor Relations
Greenhill & Co., Inc.
300 Park Avenue
23rd Floor
New York, New York 10022
Telephone: (212) 389-1800
E-mail Address: Investorrelations@greenhill.com

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the offering contemplated by this prospectus supplement.

DIVIDEND POLICY

Dividends declared per common share were $1.80 in the aggregate in 2009. Dividend equivalents of $4.5 million were recorded in 2009 on the restricted stock units that are expected to vest. Additionally, in January 2010 and April 2010, our Board of Directors declared separate quarterly dividends of $0.45 per share, for an aggregate of $0.90 per share. The dividend declared in April 2010 is payable on June 16, 2010 to stockholders of record as of June 2, 2010. Purchasers of common stock in this offering will be entitled to receive the declared and unpaid dividend on June 16, 2010 if they are stockholders of record as of June 2, 2010.

The declaration of any dividend and, if declared, the amount of any such dividend, will be subject to our actual future earnings and capital requirements and to the discretion of our Board of Directors. Our Board of Directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2010. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included in each of our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2010, each of which is incorporated by reference in this prospectus supplement. Our capitalization will not be affected by this offering.

As of March 31, 2010

Cash and cash equivalents	$45,297,876
Bank loan payable	75,705,000
Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 33,847,439 shares issued and outstanding(1)	338,474
Restricted stock units	65,235,708
Additional paid-in capital	272,770,657
Exchangeable shares of subsidiary; 257,156 shares issued and 132,955 shares outstanding	7,937,414
Retained earnings	193,461,247
Accumulated other comprehensive income (loss)	(11,950,668)
Treasury stock, at cost, par value $0.01 per share; 5,532,308 shares	(313,455,602)

Total stockholders’ equity	214,337,230

Total capitalization	$290,042,230

(1)	Includes 5,532,308 shares repurchased and held in treasury as of March 31, 2010.

SELLING STOCKHOLDERS

The following table sets forth as of the date of this prospectus supplement certain information regarding the number of shares of common stock to be sold in this offering by each selling stockholder and each selling stockholder’s beneficial ownership of our common stock:

•	immediately prior to the consummation of this offering; and

•	as adjusted to reflect the sale of the shares of our common stock by the selling stockholders.

Each selling stockholder is a managing director or a senior advisor of Greenhill or an affiliate thereof. In accordance with the rules of the Securities and Exchange Commission, “beneficial ownership” includes voting or investment power with respect to securities. The percentage of beneficial ownership reflected in the following table is based on 29,453,976 shares of common stock outstanding as of May 3, 2010. The address for each listed stockholder is: c/o Greenhill & Co., Inc., 300 Park Avenue, 23rd Floor, New York, New York 10022. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

					Shares
	Shares Beneficially		Shares of		Beneficially
	Owned Before This		Common Stock		Owned
	Offering		to be Sold		After This Offering
Selling Stockholders	Number	Percent	Number	Percent	Number	Percent

Robert F. Greenhill(1)	2,186,729	7.4%	885,769	3.0%	1,300,960	4.4%
Scott L. Bok(2)	707,926	2.4%	286,757	1.0%	421,169	1.4%
Simon A. Borrows	729,231	2.5%	295,386	1.0%	433,845	1.5%
Robert H. Niehaus(3)	244,765	0.8%	97,323	0.3%	147,442	0.5%
Timothy M. George(4)	672,974	2.3%	272,599	0.9%	400,375	1.4%
James R. C. Lupton(5)	700,061	2.4%	283,571	1.0%	416,490	1.4%
Jeffrey F. Buckalew(6)	86,769	0.3%	35,147	0.1%	51,622	0.2%
Brian J. Cassin(7)	110,399	0.4%	44,720	0.2%	65,679	0.2%
Bradley J. Crompton(8)	56,199	0.2%	22,764	0.1%	33,435	0.1%
Ulrika Ekman	17,289	0.1%	7,003	0.0%	10,286	0.0%
Richard J. Lieb	36,364	0.1%	14,730	0.1%	21,634	0.1%
Gregory R. Miller	61,329	0.2%	24,842	0.1%	36,487	0.1%
Richard Morse	94,814	0.3%	38,406	0.1%	56,408	0.2%
V. Frank Pottow	56,563	0.2%	18,861	0.1%	37,702	0.1%
Gregory G. Randolph(9)	64,635	0.2%	7,250	0.0%	57,385	0.2%
Bradley A. Robins	93,499	0.3%	37,873	0.1%	55,626	0.2%
Harold J. Rodriguez, Jr.(10)	64,311	0.2%	10,000	0.0%	54,311	0.2%
Colin T. Roy	311,592	1.1%	126,215	0.5%	185,377	0.6%
David Wyles	111,745	0.4%	45,264	0.2%	66,481	0.2%
Baliac Pty Ltd(11)	357,459	1.2%	144,794	0.5%	212,665	0.7%
Caergwrle Investments Pty Limited(12)	384,956	1.3%	155,932	0.5%	229,024	0.8%
Mordant Investment Pty Ltd(11)	357,459	1.2%	144,794	0.5%	212,665	0.7%

Total	7,507,068	25.5%	3,000,000	10.2%	4,507,068	15.3%

(1)	Robert F. Greenhill’s beneficial ownership is calculated by attributing to him all shares of our common stock he owns as well as those that are owned by two entities controlled by him. The first entity is Greenhill Family Limited Partnership, a Delaware limited partnership, which owns 1,702,578 of our shares, of which 713,054 shares will be sold in this offering. The second entity is Riversville Aircraft Corporation II, a Delaware corporation, which owns 412,395 of our shares, of which 172,715 shares will be sold in this offering. Mr. Greenhill expressly disclaims beneficial ownership of the shares of common stock held by members of his family in Greenhill Family Limited Partnership.

(2)	Includes 225,533 shares owned by the Bok Family Foundation, of which 18,750 shares will be sold by the Bok Family Foundation in this offering.

(3)	Includes 115,335 shares held by the Robert H. Niehaus 2008 GRAT (the “Niehaus 2008 GRAT”), of which 67,323 shares will be sold by the Niehaus 2008 GRAT in this offering. It also includes 45,000 shares owned by the Robert H. Niehaus and Kate Niehaus Foundation, of which 30,000 shares will be sold in this offering and 4,500 shares held in three trusts of which Mr. Niehaus’ children are beneficiaries. Mr. Niehaus expressly disclaims beneficial ownership of the 4,500 shares of common stock held by the trusts and the Niehaus 2008 GRAT except to the extent of his pecuniary interest therein.

(4)	Includes 58,776 shares held in two trusts, Timothy George May 7, 2004 Descendants Trust and Timothy George GRAT No. 2, of which Mr. George is a co-trustee. The trusts will sell in aggregate 23,808 shares in this offering.

(5)	Includes 236,430 shares owned by Mr. Lupton’s wife.

(6)	Includes 6,000 shares owned by the Buckalew Family Foundation, of which 2,000 shares will be sold by the Buckalew Family Foundation in this offering.

(7)	Includes 60,000 shares owned by a trust established for the benefit of Mr. Cassin and his family. Mr. Cassin disclaims beneficial ownership of the shares held in the trust.

(8)	Mr. Crompton currently holds 55,568 shares of non-voting exchangeable shares issued by our Canadian subsidiary, which are exchangeable into the same number of shares of our common stock subject to certain conditions.

(9)	Includes 250 shares transferred to the Trustees of Tufts College, all of which are being sold in this offering.

(10)	Includes 64,311 shares owned by Mr. Rodriguez’s wife, of which 10,000 shares will be sold in this offering.

(11)	Excludes 357,460 shares of Performance Stock issued in connection with the acquisition of Caliburn.

(12)	Excludes 384,957 shares of Performance Stock issued in connection with the acquisition of Caliburn.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSEQUENCES

The following discussion describes certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock. This discussion applies only to holders that hold shares of our common stock as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding our common stock as part of a “straddle”, “hedge”, “conversion” or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal taxation that may be relevant to holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions on Common Stock

Distributions paid on our common stock, other than certain pro rata distributions of shares of common stock, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. holder and taxable as ordinary income when actually or constructively received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to certain limitations and restrictions, dividends received by corporate U.S. holders will be eligible for the dividends received deduction. For taxable years beginning on or before December 31, 2010, dividends received by certain noncorporate U.S. holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. holders should consult their own tax advisors regarding the application of these lower rates in their particular circumstances.

Sale or Other Disposition of Common Stock

Gain or loss realized by a U.S. holder on the sale or other disposition of our common stock will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is greater than one year. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s amount realized on the disposition and the adjusted tax basis in the common stock disposed of. Long-term capital gains recognized by non-corporate U.S. holders are taxed at reduced rates under current law. The deductibility of capital losses may be subject to limitations.

Tax Consequences to Non-U.S. Holders

As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

A non-U.S. holder does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of common stock.

Dividends

Dividends paid by us to a non-U.S. holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, the non-U.S. holder will be taxed generally in the same manner as a U.S. holder), subject to an applicable treaty providing otherwise; or

•	at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, Greenhill is a U.S. real property holding corporation and you held directly or indirectly, more than 5% of our common stock, or our common stock has ceased to be regularly traded on an established securities market.

Greenhill believes that it is not, and does not anticipate becoming in the foreseeable future, a U.S. real property holding corporation.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, our common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Information returns and reports may be filed with the Internal Revenue Service in connection with payments of dividends on the common stock and the proceeds from a sale or other disposition of the common stock. A U.S. holder may be subject to United States backup withholding on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. backup withholding on these payments if it fails to comply with certification procedures to establish that it is not a U.S. person. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Recent Legislation

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries), after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in, or accounts with, those entities) have been satisfied by the recipient of the dividends or gross proceeds. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation for their investment in the stock.

UNDERWRITING

The Company, the selling stockholders and Goldman, Sachs & Co. (the “underwriter”) have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 3,000,000 shares offered hereby.

The underwriter may receive from purchasers of the shares brokerage commissions in amounts agreed with such purchasers.

Our common stock is traded on the New York Stock Exchange under the symbol “GHL”.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers (including, in certain instances, affiliates of Goldman, Sachs & Co.) may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

Each of Greenhill, its directors and officers and the selling stockholders has agreed with the underwriter, subject to certain exceptions, not to dispose of, pledge or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date that is 90 days following the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to the shares of common stock underlying any of the restricted stock units received by other employees of Greenhill.

In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. The underwriter will need to close out any short sale by purchasing shares in the open market. The underwriter is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Purchases to cover a short position, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common stock, and may maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 or in circumstances in which section 21 of the FSMA does not apply to the Company; and

(b) it has complied, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer); or

(d) in any other circumstances which do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that the total expenses of the offering, all of which will be borne by the selling stockholders, and excluding deemed underwriting discounts and commissions, will be approximately $300,000.

Each of Greenhill and each of the selling stockholders has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Greenhill, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of Greenhill.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby has been passed upon for Greenhill & Co., Inc. by Davis Polk & Wardwell LLP, New York, New York. The validity of the shares of common stock offered hereby will be passed upon for Goldman, Sachs & Co. by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has performed legal services for us in the past.

EXPERTS

The consolidated financial statements of Greenhill & Co., Inc. incorporated by reference from Greenhill & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Greenhill & Co., Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Caliburn Partnership Pty, Limited for the years ended June 30, 2009, June 30, 2008 and June 30, 2007 incorporated by reference from the Current Report on Form 8-K of Greenhill & Co., Inc., dated May 3, 2010, have been audited by WHK Horwath Sydney, a registered public accounting firm, as stated in their reports and are incorporated herein by reference. All such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Greenhill & Co., Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units

We may offer and sell from time to time common stock, preferred stock, debt securities, warrants, rights and units and selling stockholders may offer and sell from time to time, shares of common stock, in each case in amounts, at prices and on terms that will be determined at the time of any such offering. The securities may be offered separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings. Each time any securities are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders.

You should carefully read this prospectus and any supplement, together with the documents we incorporate by reference, before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “GHL”.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page  of our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2010

We are responsible for the information contained in or incorporated by reference in this prospectus and in any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with different information, and take no responsibility for any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Greenhill,” “the firm,” “we,” “us,” and “our” refer to Greenhill & Co., Inc. and, unless the context otherwise requires, its consolidated subsidiaries.

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About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we and, in the case of our common stock, any of our stockholders, may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or our selling stockholders may offer. Each time we or any of our stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and if applicable, identify any selling stockholder. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

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GREENHILL

Overview

Greenhill is a leading independent investment bank focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments. We act for clients located throughout the world from our offices in New York, London, Frankfurt, Sydney, Tokyo, Toronto, Chicago, Dallas, Houston, Los Angeles, Melbourne and San Francisco.

We also manage merchant banking funds and similar vehicles, although in the fourth quarter of 2009 we announced our intention to separate from our merchant banking business in order to focus entirely on our financial advisory business going forward. In connection with that decision we transferred certain assets of our merchant banking business (including the right to raise successor funds) to certain of our employees engaged in that business. After a transition period, our merchant banking funds will be managed by affiliates of GCP Capital Partners Holdings LLC, which is principally owned by Robert H. Niehaus, Chairman and founder of Greenhill Capital Partners, LLC (with no ownership by the firm).

We were established in 1996 by Robert F. Greenhill, the former President of Morgan Stanley and former Chairman and Chief Executive Officer of Smith Barney. Since our founding, Greenhill has grown steadily, recruiting a number of managing directors from major investment banks (as well as senior professionals from other institutions), with a range of geographic, industry and transaction specialties as well as different sets of corporate management and other relationships. As part of this expansion, we opened a London office in 1998, opened a Frankfurt office in 2000 and began offering financial restructuring advice in 2001. On May 11, 2004, we converted from a limited liability company to a corporation, and completed an initial public offering of our common stock. We opened our Dallas office in 2005 and our Toronto office in 2006. In 2008, we opened offices in Chicago, San Francisco and Tokyo, and we entered the fund placement advisory business. We opened our Houston and Los Angeles offices in the summer of 2009.

In our merchant banking business, we raised our first U.S. fund in 2000 and our second U.S. merchant banking fund in 2005. We raised our first venture capital fund in 2006 and our first European merchant banking fund in 2007. We completed the initial public offering of our special purpose acquisition company, GHL Acquisition Corp., in 2008, and that entity merged with Iridium Communications, Inc. in 2009. As noted above, after a transition period, management of our active funds will transfer to subsidiaries of GCP Capital Partners Holdings LLC. We will retain our existing principal investments in the merchant banking funds and intend to liquidate those investments over time.

On March 22, 2010, we announced the formation of a new Real Estate Fund Placement Advisory Group with the hiring of four experienced managing directors to complement our existing Fund Placement Advisory Group.

On April 1, 2010, we completed our acquisition of Caliburn Partnership Pty Limited (“Caliburn”), an Australian-based independent financial advisory firm. We acquired Caliburn from Caliburn’s founding partners in exchange for shares of Greenhill common stock plus shares of convertible preferred stock (the “Performance Stock”), which will convert into further shares of our common stock subject to the satisfaction of certain conditions as described further in “Description of Capital Stock — Preferred Stock.”

As of April 23, 2010, we employed 68 managing directors and 10 senior advisors globally, including 7 managing directors dedicated to the merchant banking business, and we employed 334 employees, including 28 employees dedicated to the merchant banking business.

Principal Sources of Revenue

Our principal sources of revenue are financial advisory services and merchant banking.

Financial Advisory Revenue

Our financial advisory business consists of mergers and acquisitions, financing advisory and restructuring, and fund placement advisory. For all of our financial advisory services, we draw on the extensive experience, corporate relationships and industry expertise of our managing directors and senior advisors.

On mergers and acquisitions engagements, we provide a broad range of advice to global clients in relation to domestic and cross-border mergers, acquisitions, and similar corporate finance matters and are generally involved at each stage of these transactions, from initial structuring to final execution. Our focus is on providing high-quality advice to senior executive management and boards of directors of prominent large and mid-cap companies in transactions that typically are of the highest strategic and financial importance to those companies. We advise clients on strategic matters, including acquisitions, divestitures, defensive tactics, special committee assignments and other important corporate events. We provide advice on valuation, tactics, industry dynamics, structuring alternatives, timing and pricing of transactions, and financing alternatives. Where requested to do so, we may provide an opinion regarding the fairness of a transaction.

In our financing advisory and restructuring practice, we advise debtors, creditors and companies experiencing financial distress as well as potential acquirers of distressed companies and assets. We provide advice on valuation, restructuring alternatives, capital structures, and sales or recapitalizations. We also assist those clients who seek court-assisted reorganizations by developing and seeking approval for plans of reorganization as well as the implementation of such plans.

In our fund placement advisory practice we assist private equity and real estate funds and other financial sponsors in raising capital from a global set of institutional and other investors.

Financial advisory revenues accounted for 75%, 72% and 98% of our total revenues in the three months ended March 31, 2010 and in fiscal years 2009 and 2008, respectively. Non-U.S. clients are a significant part of our business, generating 35%, 35% and 47% of our financial advisory revenues for the three months ended March 31, 2010 and in fiscal years 2009 and 2008, respectively. We generate revenues from our financial advisory services by charging our clients fees consisting principally of fees paid upon the commencement of an engagement, fees paid upon the announcement of a transaction, fees paid upon the successful conclusion of a transaction or closing of a fund and, in connection principally with restructuring assignments, monthly retainer fees.

Merchant Banking and Other

Our merchant banking activities consist primarily of management of and investment in Greenhill’s merchant banking funds, Greenhill Capital Partners I (or “GCP I”), Greenhill Capital Partners II (or “GCP II”, and collectively with GCP I, “Greenhill Capital Partners” or “GCP”), Greenhill SAV Partners (or “GSAVP”) and Greenhill Capital Partners Europe (or “GCP Europe”), which are families of merchant banking funds that invest in portfolio companies. Merchant banking funds are private investment funds raised from contributions by qualified institutional investors and financially sophisticated individuals. The funds generally make investments in non-public companies, typically with a view toward divesting such investments within 3 to 5 years. On December 22, 2009, in connection with our plan to exit from the merchant banking business, we announced that we had transferred certain assets relating to our merchant banking business to Robert H. Niehaus, the chairman and founder of Greenhill Capital Partners, and V. Frank Pottow, a member of the Investment Committee of Greenhill Capital Partners, for 289,050 shares of Greenhill common stock. Following a transition period which is expected to end in December 2010 in the case of GCP, a new, independent firm, GCP Capital Partners Holdings LLC, formed by Messrs. Niehaus and Pottow will take over the management of our merchant banking funds. The firm will retain its existing investments in the merchant banking funds. Merchant banking and other revenue accounted for 25%, 28% and 2% of our revenues for the three months ended March 31, 2010 and in fiscal years 2009 and 2008, respectively. We generate merchant banking revenue from (i) management fees paid by the funds we manage, (ii) gains (or losses) on our investments in the merchant banking funds and (iii) merchant banking profit overrides. We generate other investment revenue from gains (or losses) on other principal investment activities, principally Iridium Communications, Inc., and from interest income. During 2009 we recognized revenue of $42.2 million from our investment in Iridium and $21.8 million from the sale of certain assets of our merchant banking business.

We charge management fees in GCP II, GSAVP and GCP Europe to all investors except the firm. In GCP I, we charge management fees to all outside investors who are not employed or affiliated with us. We may also generate gains (or losses) from our capital investment in our merchant banking funds depending upon the performance of the funds. Our investments in our merchant banking funds generate realized and unrealized investment gains (or losses) based on our allocable share of earnings generated by the funds. As the general partner of our merchant banking funds, we make investment decisions for the funds and are entitled to receive an override on the profits of the funds after certain performance hurdles are met. As a result of our plan to exit the merchant banking business the fees we generate from the management of outside capital in our merchant banking funds will decline over time, and the percentage of any merchant banking profit overrides on investments made by the merchant banking funds after January 1, 2010, to which the firm would be entitled if any such overrides were to be realized, will be reduced from 10 out of 20 points to 1 out of 20 points.

The firm has committed $87.6 million, or approximately 10% of the fund’s capital, to GCP II. The firm has committed $10.9 million, or approximately 11% of the fund’s capital, to GSAVP and $40.4 million (or £25 million), or approximately 13% of the fund’s capital, to GCP Europe. As of March 31, 2010, GCP II, GSAVP and GCP Europe had drawn approximately 91%, 56%, and 51% of their committed capital, respectively. In addition, the firm has agreed to commit $5.0 million to a successor fund to GCP II and $2.5 million to a successor fund to GSAVP, subject to certain conditions, payable over five years from the date of inception of each fund.

In February 2008 we completed the initial public offering of units in our subsidiary GHL Acquisition Corp. (which we refer to as “GHLAC”), a blank check company. In September 2009 GHLAC completed its acquisition of Iridium Holdings LLC. The combined company was renamed Iridium Communications Inc. (“Iridium”). Effective upon the completion of the acquisition of Iridium we valued our investment at its public market price discounted for legal and contractual restrictions on sale. At March 31, 2010, the firm owned 8,924,016 common shares of Iridium (“Iridium Common Stock”) (NASDAQ — IRDM) and warrants to purchase 4,000,000 additional shares of Iridium Common Stock at $11.50 per share (“Iridium $11.50 Warrants”) (NASDAQ — IRDMZ), or approximately 12% of the Iridium Common Stock on a fully diluted basis.

Our principal executive offices are located at 300 Park Avenue, 23rd Floor, New York, New York 10022, and our telephone number is (212) 389-1500. We maintain a website at www.greenhill.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any accompanying prospectus supplement (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a) Annual Report on Form 10-K for the year ended December 31, 2009;

(b) Current Reports on Form 8-K filed on March 17, 2010, April 1, 2010, including Exhibits 2.1, 3.1 and 3.2 thereto, April 22, 2010 (except Item 2.02), and May 3, 2010, including all exhibits thereto;

(d) Proxy Statement on Schedule 14A filed on March 11, 2010 (those portions incorporated by reference into our annual report on Form 10-K only); and

(e) Registration Statement on Form 8-A dated April 20, 2004.

You may request a copy of these filings at no cost, by writing or telephoning:

Investor Relations
Greenhill & Co., Inc.
300 Park Avenue
23rd Floor
New York, New York 10022
Telephone: (212) 389-1800
E-mail Address: Investorrelations@greenhill.com

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 (the “10-K”), which is incorporated by reference into this prospectus.

These risks are not exhaustive. Other sections of this prospectus, any prospectus supplement and the documents incorporated by reference may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this filing to conform our prior statements to actual results or revised expectations.

Forward-looking statements include, but are not limited to, the following:

•	the statements about our policy that our total compensation and benefits, including that payable to our managing directors and senior advisors, will not exceed 50% of total revenues each year (although we retain the ability to change this policy in the future) in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Compensation and Benefits Expenses”;

•	the statement about our expectation that revenues from our financial advisory business will continue to account for the majority of our revenues and the revenues from our merchant banking management business will decline over time in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”;

•	the statements about our expansion plans and the completion of the acquisition of Iridium in this prospectus under “Greenhill — Overview” and “Greenhill — Merchant Banking and Other”;

•	the statement about our expectations that we expect to exit our merchant banking management business and related activities over time in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”;

•	the statement about our intention to liquidate our merchant banking and other principal investments over time in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”;

•	the statement about new managing directors adding incrementally to our revenue and income growth potential in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview”;

•	the statements about our expected annual fees from our merchant banking funds in 2010 and thereafter in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Merchant Banking and Other Investment Revenues”;

•	the statement about our simple business model as an independent, unconflicted advisor creating opportunities for us to attract new clients and providing us with excellent recruiting opportunities to further expand our industry expertise and geographic reach in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Environment”;

•	the statement about our expectation that it is not likely in the near-term that we will exceed the profit threshold for each fund and recognize profit override revenue in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Merchant Banking and Other Investment Revenues”;

•	the statement about our expectation that non-compensation costs, particularly occupancy, travel and information services costs, will increase as we grow our business and make strategic investments in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-Compensation Expenses”;

•	the statement about the reduction in our borrowing needs in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”; and

•	the discussion of our ability to meet liquidity needs in the 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges. We had no preferred stock outstanding during the periods reported and so do not disclose a ratio of earnings to fixed charges and preferred stock dividends:

	Three
	Months
	Ended
	March 31,	For the Year Ended December 31,
Period Ended	2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges	2.58	89.03	22.89	59.57	187.99	1,295.58

The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings were calculated by adding (1) income from continuing operations before income taxes and (2) interest expense (including amortization of any debt fees and any debt discount). Fixed charges were calculated by adding interest expense and the amortization of any debt fees and any debt discount.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC as exhibits to the 10-K and our Current Report on Form 8-K filed on January 30, 2009, respectively, which exhibits are incorporated by reference into this prospectus.

Our authorized capital stock currently consists of 100,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

Common Stock

As of April 30, 2010, there were 29,453,976 shares of common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See “-Dividend Policy”. In the event of liquidation, dissolution or winding up of Greenhill, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. As of April 1, 2010, there were 7 holders of record of our common stock.

Preferred Stock

The Board of Directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Greenhill without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

On April 1, 2010 we acquired Caliburn from Caliburn’s founding partners in exchange for 1,099,874 shares of Greenhill common stock plus shares of our Series A-1 and Series A-2 Preferred Stock, which we refer to collectively as our Performance Stock. The Series A-1 Preferred Stock will, subject to anti-dilution adjustments, convert into 659,926 shares of our common stock upon the third anniversary of the closing of the acquisition, if Caliburn achieves certain revenue targets for such three-year period, and the Series A-2 Preferred Stock will convert into, subject to anti-dilution adjustments, 439,951 shares of our common stock upon the fifth anniversary of the closing of the acquisition, if Caliburn achieves certain revenue targets for the two-year period ending upon such fifth anniversary. If the revenue targets are not achieved, the Performance Stock will be cancelled, as further described below under “-Series A-1 and A-2 Preferred Stock”.

Series A-1 and A-2 Preferred Stock

660,000 shares of the preferred stock are designated as series A-1 contingent convertible preferred stock and 440,000 shares of the preferred stock are designated as series A-2 contingent convertible preferred stock. The series A-1 and A-2 preferred stock ranks, with respect to rights upon liquidation, dissolution and winding-up of Greenhill, (i) senior to our common stock and all other classes or series of equity securities of

Greenhill established after the initial issue date of the series A-1 and A-2 preferred stock except where expressly provided otherwise, (ii) rank on a parity with one another (iii) junior to each class or series of equity securities of Greenhill established after the initial issue date of the series A-1 and A-2 preferred stock the terms of which expressly provide that it ranks senior to the series A-1 or A-2 preferred stock. The series A-1 and A-2 preferred stock are not redeemable at our option or subject to repurchase at the option of the holders thereof. As promptly as practicable but no later than 45 days after the measurement period, (which is defined as (i) the end of the two-year period beginning of April 1, 2010 and ending on March 31, 2013 in the case of the series A-1 preferred stock and (ii) the end of the two-year period beginning of April 1, 2013 and ending on March 31, 2015 in the case of the series A-2 preferred stock), we shall cause to be prepared and delivered to the holders of the series A-1 and A-2 preferred stock, our calculation of Caliburn advisory revenue, together with reasonable information supporting such calculation. Effective as of the close of business on the business day immediately following the delivery of such calculation to the holders of the series A-1 and A-2 preferred stock, (i) if the Caliburn advisory revenue for the applicable measurement period is equal to or greater than AUD 150,000,000 in case of the series A-1 preferred stock, and AUD 100,000,000 in the case of the series A-2 preferred stock, each share of the series A-1 and A-2 preferred stock, as applicable, shall automatically convert into one (1) share of common stock, subject to adjustment from time to time and (ii) if the Caliburn advisory revenue for the applicable measurement period is less than AUD 150,000,000 in case of the series A-1 preferred stock, and AUD 100,000,000 in the case of the series A-2 preferred stock, all rights, powers and preferences of the series A-1 and A-2 preferred stock, as applicable, shall cease and each share of series A-2 preferred stock, as applicable, shall automatically be cancelled without any consideration or recompense of any kind to the holder thereof. We shall at all times reserve and keep available, free from preemptive rights, such number of our authorized but unissued shares of common stock as may be required to effect conversions of the series A-1 and A-2 preferred stock. If we issue rights, options or warrants to all eligible holders of our common stock entitling them to subscribe for or purchase common stock at a price per share less than the then current market price per share of the common stock, the conversion rate will be adjusted accordingly by the Board of Directors to ensure that no disadvantage accrues to holders of series A-1 and A-2 preferred stock. As of April 1, 2010, there were 3 holders of record of the series A-1 preferred stock and 3 holders of record of the series A-2 preferred stock.

Voting

The affirmative vote of a majority of the shares of our common stock present, in person or by written proxy, at a meeting of common stockholders and entitled to vote on the subject matter will be the act of the common stockholders.

Holders of shares of series and A-1 and A-2 preferred stock are not entitled to any voting rights except as provided herein or as otherwise provided by applicable law. So long as any shares of series A-1 and A-2 preferred stock are outstanding, we shall not, without the written consent of the holders of a majority of the outstanding shares of each series A-1 or A-2 preferred stock, as applicable, or the affirmative vote of the holders of a majority of the outstanding shares of each series A-1 or A-2 preferred stock, as applicable, at a meeting of the holders of the series A-1 or A-2 preferred stock, duly called for such purpose to (i) amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of our certificate of incorporation or bylaws so as to materially adversely affect the preferences, rights or powers of the series A-1 and A-2 preferred stock, as applicable; or (ii) issue any additional shares of series A-1 and A-2 preferred stock. In exercising these voting rights set forth herein, each share of series A-1 and A-2 preferred stock shall have one vote per share. Except as otherwise required by applicable law or as set forth herein, the shares of series A-1 and A-2 preferred stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Our amended and restated certificate of incorporation may be amended in any manner provided by the Delaware General Corporation Law. The Board of Directors has the power to adopt, amend or repeal our amended and restated bylaws.

Dividend Policy

Subject to limitations contained in Delaware Law and our certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of our capital stock, which dividends may be paid either in cash, in property or in shares of our common stock.

No dividends, whether in cash, property or in stock, are payable on the series A-1 and A-2 preferred stock.

Action by Written Consent

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the consent to such action in writing is signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Anti-Takeover Effects of Delaware Law

Greenhill is subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Greenhill and, accordingly, may discourage attempts to acquire Greenhill even though such a transaction may offer Greenhill’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation provides that a director of Greenhill will not be liable to Greenhill or its shareholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our amended and restated certificate of incorporation also provides for indemnification, to the fullest extent permitted by law, by Greenhill of any person made or threatened to be made a party to, or who is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Greenhill, or at the request of Greenhill, serves or served as a director or officer of any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our amended and restated certificate of incorporation also provides that, to the extent authorized from time to time by our Board of Directors, Greenhill may provide indemnification to any one or more employees and other agents of Greenhill to the extent and effect determined by the Board of Directors to be appropriate and authorized by the Delaware General Corporation Law. Our amended and restated certificate of incorporation also permits us to purchase and maintain insurance for the foregoing and we expect to maintain such insurance.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “GHL”. Our series A-1 and A-2 preferred stock are not currently listed on any national securities exchange.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations and will not be guaranteed by any of our subsidiaries. The debt securities will be senior debt securities, which will rank equally with any of our other unsubordinated and unsecured debt. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior debt securities being offered, including the terms, if any, on which a series of senior debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior debt securities will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock, preferred stock or other offered security independently or together with any other offered security. Any rights that we may issue may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights may be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The terms of any rights to be issued and a description of the material provisions of the applicable rights agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, or debt securities or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable, as will be specified in the applicable prospectus supplement. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Greenhill, the trustees, the warrant agents, the unit agents or any other agent of Greenhill, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling stockholder, we will not receive any of the proceeds from such sale.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

SELLING STOCKHOLDERS

Selling stockholders will use this prospectus in connection with resales of shares of common stock. The applicable prospectus supplement or post-effective amendment will identify the selling stockholders, the terms of the securities and the transaction in which the selling stockholders acquired the securities. Selling stockholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares by selling stockholders.

PLAN OF DISTRIBUTION

We and/or the selling stockholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Sales may be made from time to time by underwriters in at the market offerings that may include one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. In connection with any such sale of any shares of common stock offered, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principals. The first secondary offering of shares of common stock using this prospectus will be such an at the market offering.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than our common stock, which is listed on the New York Stock Exchange. Our series A-1 and A-2 preferred stock, which are already issued, are not currently listed on any national securities exchange and do not have an established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

EXPERTS

The consolidated financial statements of Greenhill & Co., Inc. incorporated by reference in Greenhill & Co. Inc.’s Annual Report, Form 10-K, for the year ended December 31, 2009, and the effectiveness of Greenhill & Co., Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Caliburn Partnership Pty, Limited for the years ended June 30, 2009, June 30, 2008 and June 30, 2007 incorporated by reference from the Current Report on Form 8-K of Greenhill & Co., Inc., dated May 3, 2010, have been audited by WHK Horwath Sydney, a registered public accounting firm, as stated in their reports and are incorporated herein by reference. All such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

3,000,000 Shares

Greenhill & Co., Inc.

Common Stock

Goldman, Sachs & Co.